Exhibit 99.1
NEWS RELEASE


     Biophan Restructures Board to Qualify for Listing on National Exchange

              New Five Person Board Meets Independence Requirements

ROCHESTER, N.Y.--(BUSINESS WIRE)--June 14, 2006--Biophan Technologies, Inc. (OTCBB: BIPH - News; FWB: BTN), a developer of next-generation medical technology, today announced that it is reducing the size of its Board of Directors from 7 to 5 members in order to have a majority of independent directors to satisfy one of the qualifications for listing on a major national stock exchange.

Listing on a major exchange, a goal of Biophan for some time, requires that the majority of a company's board of directors be independent. To resolve this issue, two of Biophan's non-independent directors, Dr. Michael Friebe and Mr. Robert Bramson, have agreed not to stand for re-election to the Board at the upcoming Annual Meeting of Shareholders, scheduled to be held at the Dryden Theatre at George Eastman House, 900 East Avenue, Rochester, New York 14607-2298 on Tuesday, July 18, 2006, at 10:00 a.m. Dr. Friebe will continue in his role as CEO of Biophan's subsidiary, Biophan Europe, and Mr. Bramson will continue to advise the company on patent licensing and enforcement strategies. Michael Weiner, Biophan CEO, stated "These gentlemen have served us well in building Biophan, and we look forward to a continuing relationship with them." Dr. Friebe, as an employee of Biophan Europe, and Mr. Bramson, as a critical adviser on Biophan's patent estate and strategy, do not qualify under Sarbanes-Oxley and stock exchange rules and regulations as independent. Their stepping down from the Board will allow them to continue working with the Company, while permitting the remaining Board to meet the test of independence.

Weiner added "We believe that the restructuring of our Board, our significantly improved net worth as reported in our recent Form 10-K/A filing, and the recent infusion of $2 million in cash from our sale of the first one million shares under our stock purchase agreement with SBI significantly strengthen our prospects for listing."

About Biophan
Biophan develops and markets cutting-edge technologies for the medical device industry that provide competitive advantages. The Company's founding goal was to make all biomedical devices capable of safely and successfully working with magnetic resonance imaging (MRI), problems which the Company has solved and begun to license to leading device manufacturers. The Company's mission has expanded to provide other technologies which will improve the delivery of healthcare. Biophan's technologies enable medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and implants such as stents to be safely and/or effectively imaged under MRI. The Company is helping to commercialize the MYO-VAD(TM), a novel, MRI-compatible ventricular assist device which has significant potential to improve the treatment of many forms of acute and chronic heart disease. Other applications in development include drug delivery and power systems which derive energy from body heat. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of over 200 U.S. and foreign patents, licenses, or applications. This total includes 56 issued U.S. patents, and over 100 pending applications at various stages of examination at the U.S. Patent and Trademark Office. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials, and photonics. Biophan has joint development and licensing agreements with Boston Scientific Corporation and NASA's Ames Center for Nanotechnology. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN.


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In connection with the Annual Meeting, Biophan will prepare a proxy statement to be distributed to its shareholders and filed with the SEC. Before making any voting decision, Biophan's shareholders are urged to read the proxy statement carefully in its entirety when it becomes available because it will contain important information about the Annual Meeting and the actions to be taken. The proxy statement and other relevant documents filed with the SEC will be available free of charge at the SEC's website, www.sec.gov and investors will also be able to obtain copies of the proxy statement and other relevant documents free of charge by directing their requests to Investor Relations, Biophan Technologies, Inc., 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586.



Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Biophan Technologies, Inc.
Carolyn Hotchkiss, 585-214-2407
or
Press Interviews:
Jennifer Gould, 212-843-8037